Eastern Virginia Bankshares Announces Fourth Quarter and Year to Date 2011 Results

TAPPAHANNOCK, Va., Feb. 7, 2012 /PRNewswire/ -- Eastern Virginia Bankshares (NASDAQ:EVBS) today reported its results of operations for the three and twelve months ended December 31, 2011.

For the three months ended December 31, 2011, EVBS reported net operating income of $591 thousand, an increase of $8.3 million over the net operating loss of ($7.7) million reported for the same period of 2010. Net income to common shareholders was $217 thousand, or $0.04 per common share, assuming dilution, compared to a net loss of ($8.1) million or ($1.35) per common share for the same period in 2010. For the twelve months ended December 31, 2011, EVBS reported net operating income of $1.8 million, an increase of $12.5 million over the net operating loss of ($10.8) million reported for the same period of 2010. Net income to common shareholders was $281 thousand, or $0.05 per common share, assuming dilution, compared to a net loss of ($12.3) million or ($2.05) per common share for the same period in 2010. The difference between net operating income (loss) and net income (loss) to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

The key factors affecting the Company's results for the fourth quarter and full year 2011 continue to be attributable to the overall compression of our margins, the elevated levels of provision for loan losses, FDIC insurance premiums, professional and collection/repossession expenses related to past due loans and nonperforming assets, and losses on the sale and valuation adjustments of other real estate owned ("OREO"). These negative factors were offset by increased net gains on the sale of available for sale securities and an overall reduction in noninterest expenses. The provision for loan losses dropped sharply quarter over quarter as well as year over year primarily due to lower net charge-offs and a continued decline in the level of past due loans and nonperforming assets on a comparative basis. For the three and twelve months ended December 31, 2011, the provision for loan losses was $3.6 million and $8.8 million, respectively, a decrease of $9.3 million and $20.1 million, respectively when compared with the same periods one year earlier.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended December 31, 2011 were 0.08% and 1.19%, respectively compared to (2.90%) and (41.70%), respectively for the three months ended December 31, 2010. For the twelve months ended December 31, 2011 ROA and ROE were 0.03% and 0.40%, respectively compared to (1.11%) and (15.36%), respectively for the same period of 2010.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented "While we are pleased to announce our fourth straight quarter of operating profitability and a year over year reduction in our overall nonperforming assets, we remain cautiously optimistic as the current economic outlook projects a slow and gradual recovery due to a weak housing market and sluggish employment growth." Shearin further commented, "Much of our improvement in operating profitability for 2011 was due to the significant decrease in the level of our provision for loan losses to fund potential losses in the loan portfolio. Although we did experience an increase in the level of nonperforming loans due to a few large credits, our loans past due 30-89 days as a percentage of net loans outstanding declined from 2.24% at year end 2010 to 1.28% at year end 2011. We are encouraged that this positive trend is reflective of an economic stabilization in the local markets we serve. Looking forward to 2012 we continue to believe the main drivers behind our continued improvement include the focus on asset quality while reducing noninterest expenses and looking for new products and services to build on our relationship banking philosophy."

Operations Analysis

Net interest income for the three months ended December 31, 2011 was $8.4 million, a decrease of $270 thousand or 3.1% over the same quarter of last year. This decrease was due to a 2 basis point decrease in the net interest margin (tax equivalent basis) from 3.42% (includes a tax equivalent adjustment of $175 thousand) in the fourth quarter of 2010 to 3.40% (includes a tax equivalent adjustment of $161 thousand) in the fourth quarter of 2011. The quarter-over-quarter decline in interest income was driven by the impact of declining loan balances due to weak loan demand and charge-offs, the natural amortization of the portfolio and an increase in nonaccrual loans on a comparative basis. As a result, the yield on our average interest-earning assets declined 31 basis points to 4.73% for the three months ended December 31, 2011 as compared to the same period in 2010. This decline in interest income was largely offset by a lower cost of funding. Our lower cost of funding was driven by the continuation of our deposit re-pricing strategy that began in 2010, reductions in the level of time deposits, and increased levels of interest-bearing savings and money market savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 40 basis points to 1.12% for the three months ended December 31, 2011 as compared to the same period in 2010.

Net interest income for the twelve months ended December 31, 2011 was $34.9 million, a decrease of $901 thousand or 2.5% over the same period of last year. The net interest margin (tax equivalent basis) decreased 3 basis points from 3.55% (includes a tax equivalent adjustment of $722 thousand) for the year ended December 31, 2010 to 3.52% (includes a tax equivalent adjustment of $505 thousand) in the same period of 2011. The tax equivalent yield on average interest-earning assets declined 30 basis points in the twelve months ended December 31, 2011 compared with the same period of 2010, but was offset by a 30 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $1.0 billion in the twelve months ended December 31, 2011, which was a decrease of $22.2 million or 2.2% from the same period of 2010. Total average loans were 75.3% of total interest-earning assets in the twelve months ended December 31, 2011, compared to 81.3% in the twelve months ended December 31, 2010. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above, the sale of 1-4 residential mortgage loans late in the third quarter of 2010 and our desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended December 31, 2011 was $2.8 million, a decrease of $1.0 million or 59.1% over the same period of last year. Service charges and fees on deposit accounts decreased $239 thousand, or 22.6% in the fourth quarter of 2011, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Other operating income decreased $146 thousand, or 39.2% in the fourth quarter of 2011, which was primarily driven by lower earnings from our subsidiary EVB Financial Services, Inc. (Investment, Mortgage). In addition to the aforementioned items, the three months ended December 31, 2011 includes $1.4 million in net gains on the sale of available for sale securities, which was not present during the same period of 2010.

Noninterest income for the twelve months ended December 31, 2011 was $9.5 million, a decrease of $1.4 million or 13.0% over the same period of last year. Service charges and fees on deposit accounts decreased $430 thousand, or 11.1% in 2011, which was primarily attributable to a decrease in NSF fees. Other operating income decreased $216 thousand, or 15.5% in 2011, which was driven by lower earnings from our subsidiary EVB Financial Services, Inc. (Investment, Mortgage) and was offset by increased loan servicing fees. Net gains on the sale of available for sale securities increased $731 thousand to $3.2 million for the twelve months ended December 31, 2011, up from $2.5 million for the same period of 2010. For the twelve months ended December 31, 2011, gains on the sale of bank premises and equipment increased $232 thousand due to a $256 thousand gain on the sale of our former Aylett branch office which resulted from our strategy to consolidate two branch locations into a single office to increase our efficiency in delivering products and services. In addition to the aforementioned items, the twelve months ended December 31, 2010 includes a $1.3 million gain on the sale of 1-4 residential mortgage loans, a $604 thousand gain on bank owned life insurance and a $77 thousand impairment loss on Trust Preferred securities, none of which are present during the same period of 2011.

Noninterest expense for the three months ended December 31, 2011 was $7.1 million, a decrease of $2.4 million over noninterest expense of $9.5 million for the three months ended December 31, 2010. Salaries and employee benefits decreased $947 thousand, or 25.0% in the fourth quarter of 2011, due to a decrease in employee-related benefits expense which was primarily the result of the Company taking action during 2011 to freeze the pension plan with no additional contributions for grandfathered participants. Expenses related to collection, repossession and OREO decreased $556 thousand, or 63.3% in the fourth quarter of 2011 primarily due to the overall decrease in the carrying balance of OREO and the Company's efforts to focus resources internally to more efficiently manage collection and repossession activities. Other operating expenses decreased $647 thousand, or 26.5% in the fourth quarter of 2011, primarily due to decreases of $207 thousand or 57.7% in marketing and advertising, $53 thousand or 35.4% in bank franchise tax and $249 thousand or 34.8% in professional services and fees. For the fourth quarter of 2011, noninterest expense includes $183 thousand in impairment losses related to valuation adjustments on OREO compared to losses of $428 thousand for the same period of 2010.

Noninterest expense for the twelve months ended December 31, 2011 was $34.0 million, a decrease of $1.5 million over noninterest expense of $35.5 million for the twelve months ended December 31, 2010. Salaries and employee benefits decreased $1.4 million, or 8.5% in the twelve months ended December 31, 2011, primarily due to decreases in employee-related benefits expense as described in the quarterly analysis above. FDIC insurance expense increased $371 thousand, or 16.0% in the twelve months ended December 31, 2011 due to our lower performance rating. Expenses related to collection, repossession and OREO decreased $437 thousand, or 20.5% in the twelve months ended December 31, 2011 due to decreases in collection and repossession expenses as described in the quarterly analysis above and were offset by an increase in OREO related expenses as a result of higher average carrying balances. Other operating expenses decreased $1.3 million, or 15.0% for the twelve months ended December 31, 2011, primarily due to decreases of $599 thousand or 45.2% in marketing and advertising, $212 thousand or 35.4% in bank franchise tax and $215 thousand or 100.0% in amortization expense related to core deposit intangible assets. For the twelve months ended December 31, 2011, noninterest expense includes $1.4 million in impairment losses related to valuation adjustments on OREO compared to $928 thousand for the same period in 2010. In addition, noninterest expense for the twelve months ended December 31, 2011 includes losses on the sale of OREO of $787 thousand compared to $22 thousand for the same period of 2010.

Balance Sheet and Asset Quality

Total assets decreased $56.3 million or 5.0% between December 31, 2010 and December 31, 2011, and are down $9.5 million from September 30, 2011. Between December 31, 2010 and December 31, 2011, investment securities decreased $9.3 million or 3.8% to $236.8 million, and are up $21.1 million from September 30, 2011. Loans, net of unearned income decreased $40.2 million or 5.2% from December 31, 2010 to $734.5 million at December 31, 2011, and are down $9.6 million from $744.1 million as of September 30, 2011. Total deposits decreased $38.2 million or 4.4% from December 31, 2010 to $830.0 million at December 31, 2011, and are down $11.7 million from $841.6 million as of September 30, 2011. Year to date average investment securities were $215.0 million as of December 31, 2011, an increase of $59.4 million or 38.1% compared to the same period in 2010. Year to date average loans were $757.1 million as of December 31, 2011, a decrease of $78.4 million or 9.4% compared to the same period in 2010. Year to date average total deposits were $845.7 million as of December 31, 2011, a decrease of $12.6 million or 1.5% compared to the same period in 2010.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and increase our allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and twelve months ended December 31, 2011 and 2010.

	Three months ended		Twelve months ended
(dollars in thousands)	December 31,		December 31,
	2011	2010	2011	2010
Net charge-offs	$ 5,222	$ 6,015	$ 9,986	$ 15,797
Net charge-offs to average loans	2.78%	3.02%	1.32%	1.89%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2011	2010
Allowance for loan losses	$ 24,102	$ 25,288
Allowance for loan losses to period end loans	3.28%	3.26%
Allowance for loan losses to nonaccrual loans	79.56%	97.80%
Allowance for loan losses to nonperforming loans	79.12%	91.31%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	December 31,	December 31,
	2011	2010
Nonaccrual loans	$ 30,293	$ 25,858
Loans past due 90 days and accruing interest	168	1,836
Total nonperforming loans	$ 30,461	$ 27,694
Other real estate owned ("OREO")	7,326	11,617
Total nonperforming assets	$ 37,787	$ 39,311

Nonperforming assets to total loans and OREO	5.09%	5.00%

The following tables present the change in the balances of OREO and nonaccrual loans for the twelve months ended December 31, 2011.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2010	$ 11,617	Balance at December 31, 2010	$ 25,858
Transfers from loans	4,180	Loans returned to accrual status	(12,676)
Capitalized costs	346	Net principal curtailments	(10,351)
Sales proceeds	(6,644)	Charge-offs	(9,479)
Impairment losses on valuation adjustments	(1,386)	Loan collateral moved to OREO	(2,919)
Loss on disposition	(787)	Loans placed on nonaccrual during period	39,860
Balance at December 31, 2011	$ 7,326	Balance at December 31, 2011	$ 30,293

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	December 31,	December 31,
(dollars in thousands)	2011	2010

Performing TDRs	$ 5,517	$ 2,411
Nonperforming TDRs*	13,378	6,177
Total TDRs	$ 18,895	$ 8,588

* Included in nonaccrual loans.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies; (v) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; and (vi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  our ability to assess, manage and improve our asset quality;
  the strength of the economy in our target market area, as well as general economic, market, or business factors;
  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  our ability to meet the capital expectations of our regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  changes in the interest rates affecting our deposits and our loans;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Twelve months ended
(dollars in thousands, except per share data)	December 31,		December 31,
Statement of Operations	2011	2010	2011	2010
Interest and dividend income	$ 11,783	$ 12,888	$ 49,538	$ 53,510
Interest expense	3,362	4,197	14,651	17,722
Net interest income	8,421	8,691	34,887	35,788
Provision for loan losses	3,650	12,905	8,800	28,930
Net interest income (loss) after provision for loan losses	4,771	(4,214)	26,087	6,858

Service charges and fees on deposit accounts	818	1,057	3,443	3,873
Other operating income	226	372	1,179	1,395
Debit/credit card fees	349	355	1,452	1,340
Gain on sale of available for sale securities, net	1,435	-	3,186	2,455
Gain on sale of bank premises and equipment	-	8	258	26
Gain (loss) on sale of loans	-	(14)	-	1,326
Gain on bank owned life insurance	-	-	-	604
Other-than-temporary impairment losses on securities	-	-	-	(77)
Noninterest income	2,828	1,778	9,518	10,942

Salaries and employee benefits	2,846	3,793	14,978	16,362
Occupancy and equipment	1,292	1,317	5,209	5,183
FDIC expense	478	487	2,696	2,325
Collection, repossession and other real estate owned	323	879	1,697	2,134
Loss on sale of other real estate owned	130	125	787	22
Impairment losses on other real estate owned	183	428	1,386	928
Other operating expenses	1,793	2,440	7,286	8,567
Noninterest expenses	7,045	9,469	34,039	35,521

Income (loss) before income taxes	554	(11,905)	1,566	(17,721)
Income tax (benefit)	(37)	(4,193)	(211)	(6,962)
Net income (loss)	$ 591	$ (7,712)	$ 1,777	$ (10,759)
Less: Effective dividend on preferred stock	374	373	1,496	1,492
Net income (loss) available to common shareholders	$ 217	$ (8,085)	$ 281	$ (12,251)
Income (loss) per common share: basic	$ 0.04	$ (1.35)	$ 0.05	$ (2.05)
diluted	$ 0.04	$ (1.35)	$ 0.05	$ (2.05)
Dividends per share, common	$ -	$ -	$ -	$ 0.12
Selected Ratios
Return on average assets	0.08%	-2.90%	0.03%	-1.11%
Return on average common equity	1.19%	-41.70%	0.40%	-15.36%
Net interest margin (tax equivalent basis)	3.40%	3.42%	3.52%	3.55%
Period End Balances
Loans, net of unearned income	$ 734,530	$ 774,774	$ 734,530	$ 774,774
Total assets	1,063,034	1,119,330	1,063,034	1,119,330
Total deposits	829,951	868,146	829,951	868,146
Total borrowings	131,813	155,274	131,813	155,274
Total capital	95,123	91,418	95,123	91,418
Shareholders' equity	71,123	67,418	71,123	67,418
Book value per common share	11.83	11.28	11.83	11.28
Average Balances
Loans, net of unearned income	$ 744,063	$ 791,386	$ 757,123	$ 835,502
Total earning assets	1,001,939	1,027,493	1,005,028	1,027,276
Total assets	1,071,258	1,105,619	1,077,360	1,103,939
Total deposits	838,464	862,504	845,667	858,265
Total borrowings	132,120	135,700	132,817	135,800
Total capital	96,485	100,924	94,656	103,776
Shareholders' equity	72,485	76,924	70,656	79,776
Asset Quality at Period End
Allowance for loan losses	24,102	25,288	24,102	25,288
Nonperforming assets	37,787	39,311	37,787	39,311
Net charge-offs	5,222	6,015	9,986	15,797
Net charge-offs to average loans	2.78%	3.02%	1.32%	1.89%
Allowance for loan losses to period end loans	3.28%	3.26%	3.28%	3.26%
Allowance for loan losses to nonaccrual loans	79.56%	97.80%	79.56%	97.80%
Nonperforming assets to total assets	3.55%	3.51%	3.55%	3.51%
Nonperforming assets to total loans and other real estate owned	5.09%	5.00%	5.09%	5.00%
Other Information
Number of shares outstanding - period end	6,025,478	5,993,577	6,025,478	5,993,577
Average shares outstanding - basic	6,020,985	5,990,988	6,007,743	5,977,641
Average shares outstanding - diluted	6,020,985	5,990,988	6,007,743	5,977,641

CONTACT: Adam Sothen, Chief Financial Officer, +1-804- 443-8404, Fax: +1-804-445-1047